Exhibit 3.23

CBS OUTDOOR AMERICAS INC.

ARTICLES OF AMENDMENT

CBS Outdoor Americas Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article SECOND of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Outdoor Inc.

SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature Page Follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 30th day of December, 2013.

ATTEST:	CBS OUTDOOR AMERICAS INC.

/s/ Louis J. Briskman	By:	/s/ Joseph R. Fanniello	(SEAL)
Louis J. Briskman		Joseph R. Fanniello
Secretary		President

CSC - Baltimore Suite 1660 7 St. Paul Street Baltimore MD 21202 410-962-7371 410-962-7343

Re: OUTDOOR, INC.

To Whom it May Concern:

Please accept this letter as our intent to release the above corporate name.

The name was reserved by CORPORATION SERVICE COMPANY and we are hereby releasing the name to VENABLE LLP

Thank you for your acceptance of this letter.

Very truly yours,

/S/ ELINAM RENNER
ELINAM RENNER ASSISTANT VICE PRESIDENT

CBS OUTDOOR AMERICAS INC.

ARTICLES OF INCORPORATION

THIS IS TO CERTIFY THAT:

FIRST: The undersigned, Patricia McGowan, whose address is c/o Venable LLP, 750 E. Pratt Street, Suite 900, Baltimore, Maryland 21202, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

SECOND: The name of the corporation (which is hereinafter called the “Corporation”) is:

CBS Outdoor Americas Inc.

THIRD: The Corporation is formed for the purpose of carrying on any lawful business (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute) for which corporations may be organized under the general laws of the State of Maryland as of now or hereafter in force.

FOURTH: The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

FIFTH: The name and address of the resident agent of the Corporation in the State of Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

SIXTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is 200, consisting of 200 shares of common stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $2.00. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the charter of the Corporation (the “Charter”) from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

(b) The Board of Directors, without any action by the stockholders of the Corporation, may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration, including, without limitation, in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws of the Corporation (the “Bylaws”).

(c) The Board of Directors may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

SEVENTH: The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall initially be three (3), which number may be increased or decreased pursuant to the Bylaws. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

Louis J. Briskman

Joseph R. Ianniello

Leslie Moonves

The Board of Directors may increase or decrease the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.

EIGHTH: (a) Subject to Article NINTH(f), the Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

(b) The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. The Board of Directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws.

NINTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or any foreign or domestic predecessor of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, trustee, member, manager, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the maximum extent authorized by the MGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all

2

liability, loss and reasonable expense (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as amended) actually incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Article NINTH(a) with respect to the advancement of expenses and except as provided in Article NlNTH(b) with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article NINTH(a) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, without requiring a preliminary determination of the matter; provided, however, that, if the MGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of (i) a written undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article NINTH(a) or otherwise and (ii) a written affirmation of the director or officer’s good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon election of a director or officer. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit. If a claim under Article NINTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the MGCL, nor the fact of an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Non-Exclusivity of Rights. The indemnification and payment or reimbursement of expenses provided in this Article NINTH shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

3

(d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, limited liability company or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

(e) Exculpation. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

(f) Amendment. Neither the amendment nor repeal of this Article NINTH, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Article NINTH, shall apply to or affect in any respect the applicability of this Article NINTH with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

TENTH: (a) Except as otherwise agreed in writing by the Corporation and CBS, CBS shall have the right to, and shall have no duty to refrain from: (i) engaging in the same or similar business activities or lines of business as the Corporation; (ii) doing business with any client or customer of the Corporation; and (iii) employing or otherwise engaging any director, officer or employee of the Corporation, and neither CBS nor any director or officer thereof, or any director or officer of the Corporation who is also a director or officer of CBS, shall be liable to the Corporation or its stockholders for breach of any duty by reason of any such activities of CBS or of such person’s participation therein.

(b) The Corporation renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both CBS and the Corporation.

(c) For purposes of this Article TENTH:

(i) “CBS” means CBS Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which CBS Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests or which CBS Corporation otherwise controls, but shall not include the Corporation.

(ii) the “Corporation” means the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests or which the Corporation otherwise controls.

4

(d) Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

- Signature Page Follows -

5

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 20th day of June, 2013.

/s/ Patricia McGowan
Patricia McGowan

6

I hereby consent to my designation in this document as resident agent for this entity.

CSC-Lawyers Incorporating Service Company

SIGNED:
Resident Agent

CSC - Baltimore Suite 1660 7 St. Paul Street Baltimore MD 21202 410-962-7371 410-962-7343

Re: CBS OUTDOOR AMERICAS INC

To Whom it May Concern:

Please accept this letter as our intent to release the above corporate name.

The name was reserved by CORPORATION SERVICE COMPANY and we are hereby releasing the name to VENABLE LLP

Thank you for your acceptance of this letter.

Very truly yours,

/S/ ELINAM RENNER
ELINAM RENNER ASSISTANT VICE PRESIDENT